EXHIBIT 10.25

Date: [—]

Shareholder reference number: [—]

The Royal Bank of Scotland Group plc (‘the Group’)

Long Term Incentive Plan award [YEAR]

I would like to congratulate you on being granted a share award under the Group’s Long Term Incentive Plan (LTIP).

The LTIP gives you the right to receive ordinary shares in the Group (shares), at the end of three years, subject to performance conditions being met over that period. The LTIP has been designed to link your award to the performance of the Group and your division and/or function.

The vesting (“release”) of your award depends on the Group Performance and Remuneration Committee’s assessment of the performance of the Group and your division and/or function against specified performance conditions. Therefore the actual number of shares that vest will depend on the assessment of the relevant performance conditions.

Details of your award including the performance measures set by the Group Performance and Remuneration Committee are contained in your award certificate, which can be found on the next page.

For more information about the LTIP visit: [—].

If you have any questions please call the Computershare Helpline on [—].

Thank you for your contribution and continued commitment to the Group.

Yours sincerely,

Philip Hampton

Group Chairman

Long Term Incentive Plan award certificate [YEAR]

Award Date	Maximum number of shares subject to award	Vesting Date	Initial Value of award
[DATE]	[—]	[DATE]	[—]

This award certificate confirms the grant to you of an award over the number of shares detailed above, subject to the rules of the 2010 Long Term Incentive Plan (LTIP), including under Schedule 3. The number of shares subject to the award has been calculated by dividing the initial value of the award by the average daily closing share price between [DATE] and [DATE] inclusive, which was £[•]. In normal circumstances the award will vest on the Vesting Date shown above subject to the satisfaction of the performance conditions detailed within this document.

Subject to the rules of the LTIP and the relevant performance conditions, the shares subject to the award will normally be transferred to you as soon as is reasonably practicable after the vesting date provided that you remain in continuous employment with the Group.

This is an important document which should be kept in a safe place. Your participation or right to participate in the LTIP does not affect, nor form part of, your contract of employment. Participation in the LTIP is governed by the LTIP rules. These rules contain specific provisions limiting your rights under the LTIP. You will not have any rights to compensation or damages for any loss of rights, benefits or prospective benefits under the LTIP in consequence of the termination of your employment. There is no guarantee that the LTIP will be operated in any future years nor if it is operated that you will be selected to participate in it. The award is personal to you and cannot be transferred. You will be liable to pay any tax and employee social security due in connection with the award.

We will process certain personal information which you provide in connection with your participation in the LTIP, in order to facilitate your participation in the LTIP, or for any purposes required by law, or for any other legitimate business purposes. We may make your personal information available to other parts of the Group and to third parties for these purposes, though some are situated outside your country and may not offer as high a level of protection for your personal information as your country.

The Group may amend, suspend or terminate all or any part of the LTIP at any time, but may only do so in accordance with the LTIP rules.

Personal Hedging Strategies Prohibition

In line with the requirements of the PRA Remuneration Code and the Group Staff Dealing Rules, it is a condition of your award that you must not engage in any personal hedging strategies to lessen the impact of a reduction in value of your LTIP award, for example if the Group’s share price goes down. Please consult the Group Staff Dealing Rules for further information. If any award holders breach this condition, their awards may lapse.

Words and expressions defined in the rules of the LTIP shall apply for the purposes of this award certificate. In the event of a conflict between the LTIP rules and the content of this award certificate and covering letter, the rules shall take precedence.

Performance Conditions [YEAR]

To highlight the need for us all to focus on delivery of performance in each part of the business, the performance conditions against which you will be measured will balance conditions relating to the Group and your division or function, as follows:

Organisational level and role		Mix of performance measures
All LTIP participants	- Divisional	- 75% Division, 25% Group
	- Functional	- 50% Function, 50% Group
	- Divisionally-embedded control function	- 50% Division, 25% Function, 25% Group

Assessment of performance and determination of vesting

Your award is subject to Group and divisional and/or functional measures.

1. Group Measures

The Group performance measures for awards under the LTIP are based on an assessment of the delivery of the Group’s Budget/Forecasts approved by the Group Board. Group performance measures will be aligned to and consistent with the performance measures for the Group’s Executive Directors award, details of which can be found in the Directors’ Remuneration Report.

Performance Measure	Weighting
Relative TSR	25%
Core Bank Economic Profit	25%
Balance Sheet & Risk	25%
Strategic Scorecard	25%

2. Divisional and Functional Measures

The divisional and/or functional performance measures are based on the following:

A)	Financial and Operational performance against the Budget/Forecasts

B)	Effective Risk Management

C)	Customer and People measures

If you move between divisions or functions during the three year performance period then the vesting of your award will be subject to blended performance conditions relative to those divisions or functions.

A) Financial and operational performance against the Budget/Forecasts

This performance measure is based on an assessment of your division and/or function’s delivery of the Group’s Budget/Forecasts approved by the Group Board. The Group Performance and Remuneration Committee will examine performance against these conditions when assessing the vesting level of LTIP awards granted to employees in your division and/or function. Please note that the Budget/Forecasts are subject to any changes that are approved by the Group Board.

For Group Functions, the key financial measure for consideration will be Direct Expenses.

B) Effective Risk Management

The effective management of risk is also critical to the future success of the Group, and the performance conditions for your LTIP award reflect this. Awards will only vest if the Group Performance and Remuneration Committee is satisfied that risk management during the performance period has been effective at a Group and divisional or functional level as appropriate.

In assessing this performance condition, the Group Performance and Remuneration Committee will have regard to risk and compliance across the Group, divisions and functions and make an assessment of future risks as appropriate. The Group Performance and Remuneration Committee will be advised by the Group Chief Executive and the Board Risk Committee.

C) Customer and People Measures

The following key measures will be considered from a customer and people perspective:

1)	Divisional Customer Dashboard

2)	Progress in people issues

3)	[Progress in embedding the Purpose, Vision and Values program][1].

Vesting Levels

For both divisional and functional roles, the amount of your award which vests will be determined by the Group Performance and Remuneration Committee on the basis of the performance achieved. The Group Chief Executive will assist the Group Performance and Remuneration Committee by recommending vesting levels, considering overall performance and against the context of events and conditions over the course of the performance period.

To achieve full vesting of the LTIP awards, the Budget/Forecasts for the division and/or function and the Group, in both financial and non-financial objectives, must be met or exceeded in all material aspects. If performance falls short of that level, then the shortfalls will be reviewed by the Group Performance and Remuneration Committee, having consideration of the drivers of performance and the context against which it was delivered.

Vesting of the Group, divisional and/or functional component will be based on the proportion of conditions fully met, qualified by the Group Performance and Remuneration Committee discretion as follows:

Vesting Point	Vesting Level	Indicative Performance
Partially meets	0%-75%	Some, but not all, performance conditions met
Significantly meets	75%-100%	Performance conditions substantially met
Fully meets	100%	Performance conditions met or exceeded in all material respects

The performance conditions will be measured over the period from 1 January [YEAR] to 31 December [YEAR], after which the Group Performance and Remuneration Committee will determine the amount of your award that will vest. Subject to the performance conditions being met and the rules of the LTIP, your award will vest [DATE], on the third anniversary of the date of grant.

Clawback

A review will be undertaken by the Group Performance and Remuneration Committee prior to the vesting of your award in accordance with the rules of the LTIP. As a result, your award may be reduced and/or forfeited at any time up until the point your award vests.

[1]	For LTIP awards granted in 2013.